EXHIBIT 21

List of Subsidiaries

Catawba Valley Bank

First Gaston Bank of North Carolina

Integrity Financial Services, Inc.

Community Mortgage Corporation

Catawba Valley Capital Trust I

Catawba Valley Capital Trust II